Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 12, 2021, with respect to the consolidated financial statements of Harbor Hydro Intermediate Holdings LLC and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 14, 2022